UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

___________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 4, 2013

ACCURIDE CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware	001-32483	61-1109077
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7140 Office Circle, Evansville, IN	47715
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (812) 962-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 5.02.  Departure of Directors or Certain Officers; Appointment of Directors or Certain Officers; Compensatory Arrangements of Certain Officers.

On April 4, 2013, Benjamin C. Duster, IV and Stephen S. Ledoux advised the Board of Directors that they will end their service as members of the Board of Directors of the Company at the end of their current term, which expires at the Company’s next annual meeting of stockholders scheduled for May 28, 2013.  Mr. Ledoux has been promoted to Head of North American Global Financial Advisory at Rothschild, Inc., which has increased his professional responsibilities and requires significant international travel.  Mr. Duster has recently accepted a consulting position with a foreign company that has increased his professional responsibilities and requires significant international travel.

On April 4, 2013, the Board elected to nominate Robin J. Adams and James R. Rulseh to stand for election as directors at the Company’s May 28, 2013 Annual Meeting to fill the vacancies created by the departure of Messrs. Duster and Ledoux at the expiration of their terms.  Should Messrs. Adams and Rulseh be elected to serve as directors, the Company will enter into an indemnification agreement with each on a form previously approved by the Board and each will receive the standard compensation paid to the Company’s non-employee directors.  Neither of Messrs. Adams and Rulseh has any family relationships with any of Accuride’s directors or executive officers and neither is a party to any transactions listed in Item 404(a) of Regulation S-K.

The Board anticipates that, if elected at the Annual Meeting, Mr. Adams will be appointed to the Audit Committee and that Mr. Rulseh will be appointed to the Company’s Compensation Committee.

Robin J. Adams has served as Vice Chairman (since March 2012), Chief Financial Officer (from April 2004 to March 2012) and Chief Administrative Officer (since April 2004) and as a member of the Board of Directors of BorgWarner Inc., a leading, global supplier of highly engineered systems and components, primarily for vehicle powertrain applications.  Mr. Adams has announced his plans to retire from and step down from the board of directors of BorgWarner effective April 24, 2013.  Prior to joining BorgWarner, Mr. Adams served as Executive Vice President - Finance and Chief Financial Officer of American Axle & Manufacturing Holdings Inc. (“American Axle”) from July 1999 until April 2004. Prior to joining American Axle, he was Vice President and Treasurer and Principal Financial Officer of BorgWarner from May 1993 until June 1999.  Mr. Adams is also a director of Carlisle Companies, Inc. where he serves as a member of the Audit and Compensation Committees.  Mr. Adams holds a B.A. in Business Administration from North Park University and an M.B.A. from DePaul University.  Mr. Adams’ thirty-seven years experience in the transportation industry, executive and financial leadership experience at two publicly traded U.S. companies over the last 20 years and public company board of directors experience qualify him to serve on our board of directors.

James R. Rulseh currently serves as President of JRR & Associates, LLC, an independent manufacturing consulting company focused on operations improvement and operational leadership excellence, and as Senior Advisor to Evergreen Pacific Partners.  Prior to May 2011, Mr. Rulseh served as the Chief Operating Officer, Tulip Corporation, a private manufacturing company, since 2009. Prior to joining Tulip Corporation, Mr. Rulseh served in the following capacities for Modine Manufacturing Company, an NYSE listed company that is a diversified global leader in thermal management technology and solutions: Special Assistant to the Chief Executive Officer, from January 2009 to October 2009; Regional Vice President — Americas from October 2007 to January 2009; Regional Vice President — Asia from November 2006 to October 2007; Group Vice President from April 2001 to November 2006; and Managing Director of the Automotive Business Unit of Modine Europe, from 1998 to March 2001. Prior to 1998, Mr. Rulseh held various other positions with Modine beginning in 1977.  Mr. Rulseh currently serves as Lead Director on the Board of Directors of Woodward, Incorporated, where he is currently a member of the Compensation Committee and the Nominating and Governance Committee and previously served on the Audit Committee.  Mr. Rulseh holds a B.S. in Industrial Technology from the University of Wisconsin – Platteville and completed the Kellogg School of Management – Advanced Executive Education Program in 2003.  Mr. Rulseh’s senior executive level experience in international manufacturing and business restructurings, as well as his experience as a public company director, qualify him to serve on our board of directors.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACCURIDE CORPORATION

/s/ Stephen A. Martin	Dated: April 9, 2013
Stephen A. Martin
Senior Vice President / General Counsel